Exhibit 10.44
February 6, 2006
Dear Gabrielle,
Congratulations! Please accept our offer to become part of EA’s rich game making history and future.
I am pleased to offer you a regular full-time position with Electronic Arts as Senior Vice President, Human Resources commencing on February 20, 2006 at a base salary of $29,166.67 per month [or $350,000.00 annualized], minus applicable deductions. You will be reporting to me, Larry Probst.
For your information, I have enclosed several documents that will provide an introduction to life at EA, including an overview of our benefits programs and EA’s Global Code of Conduct. Other EA policies and procedures are on EA’s intranet and will be reviewed with you at orientation.
You will also be eligible to participate in our discretionary bonus program. This discretionary bonus is typically determined at the end of our fiscal year (March) and is prorated for your months of employment. You need to be employed by EA by January 14th of our Fiscal Year to be eligible for a bonus in this fiscal year. Your discretionary bonus target will be 60% of your salary. To receive payment of your bonus you must be employed by Electronic Arts at the time any bonuses are paid. In addition, EA reviews performance and compensation levels annually, and it currently makes merit adjustments in February of each year. To be eligible for a merit increase at next February’s review, you must commence employment by September 30th of the previous calendar year.
I am recommending to the Compensation Committee that you be granted two Non-Qualified Options to purchase a total of 95,000 shares of Electronic Arts common stock in accordance with our 2000 Equity Incentive Plan. These options will be granted and priced on your date of hire and will be subject to the terms and conditions of the 2000 Equity Incentive Plan and the written agreement governing your stock options. They will vest in accordance with the following vesting schedule: (1) the option to purchase 70,000 shares will first vest and become exercisable as to 24% of the underlying shares, 12 months from the grant date; and will then vest as to an additional 2% of the underlying shares on the first calendar day of each month thereafter for 38 months; (2) the option to purchase 25,000 shares will first vest and become exercisable as to 100% of the underlying shares on the four-year anniversary of the grant date. In addition, I am recommending that you be granted 10,000 Restricted Stock Units (RSUs) under the 2000 Equity Incentive Plan. Subject to the terms and conditions of the 2000 Equity Incentive Plan and the written agreement governing your grant, the RSUs will vest in 25% increments annually on each of the first and second anniversaries of the original grant date, with the remaining 50% of the RSUs vesting on the third anniversary of the original grant date.
If you have any questions about this offer or about your eligibility to participate in or to be covered by any of the described benefits, please call Beth Steinberg, Director of Human Resources.
In the course of your work, you will have access to proprietary materials and concepts. Our offer is contingent on your signing Electronic Arts’ New Hire/ Proprietary Information Agreement. Two copies are enclosed for signature (please keep one for your own records).
This offer letter contains the entire understanding between you and Electronic Arts as to the terms of your offer of employment and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

Gabrielle Toledano
February 6, 2006

Should you accept this offer, please plan on attending the Get in the Game Orientation to be held on your first Monday at 9:00 a.m. Please complete and bring the forms in the attached package.
This offer of employment is made contingent upon your providing Electronic Arts with proof that you have the legal right to work in the United States. This will be handled as part of your orientation process.
In addition, EA will conduct a background check pursuant to a written notice you will receive under separate cover, and this offer of employment is contingent upon the results of such check being acceptable to EA.
This offer of employment is valid through February 8, and if not accepted by then, we will assume that you have declined the offer. If you accept this offer, please sign below and return both pages of the original offer letter to Andrew Dahlkemper, in Human Resources in the enclosed envelope, and we can begin your orientation to EA. Please keep a copy for yourself.
Electronic Arts’ goal is to become the “Greatest Entertainment Company...EVER!” We will do this by focusing on our key strategic objectives, identified on our annual Roadmap. Please join our team of EA Game Makers in this mission, and help us be the place where GREAT people create and deliver GREAT games.
If you have any questions regarding this offer, please feel free to contact me.
Sincerely,
/s/ Lawrence F. Probst III
Lawrence F. Probst III
Chairman & CEO
Electronic Arts
Enclosures

Accepted by candidate:	Date:

/s/ Gabrielle Toledano	2/10/06
Anticipated Start Date: 2/20/06
cc: Beth Steinberg (for distribution to Personnel File)